                                                                    EXHIBIT 10-A
                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on August 1, 1998, by and between National Steel Corporation, a Delaware corporation (the "Company"), with its principal office in Mishawaka, Indiana, and Glenn H. Gage, a resident of Illinois ("Executive").

     WHEREAS, both parties desire to enter into an agreement to reflect Executive's executive capacities in the Company's business and to provide for Executive's employment by the Company, upon the terms and conditions set forth herein:

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

     1.1. Employment Term. The term of Executive's employment under this Agreement shall commence on August 1, 1998 (the "Effective Date") and shall continue until July 31, 2000, and may be extended for such period or periods thereafter as the Company and Executive may agree, unless sooner terminated in accordance with Section 5 or Section 6 hereof. The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term."

     1.2.  Duties and Responsibilities.   Executive shall serve as Senior Vice
President and Chief Financial Officer for the Company and/or in such other senior positions, if any, to which he may be appointed during the Employment Term and which are consistent with his skills and experience. During the Employment Term, Executive shall perform, on a full time basis, all duties and accept all responsibilities incident to such positions as may be assigned to him by the Company's Chief Executive Officer, or, if the Company's Chief Executive Officer so specifies from time to time, by the Company's President. In performing his duties and responsibilities hereunder, Executive shall have the authority customarily held by others holding similar senior executive level positions within the Company. Executive may serve on the board of directors of not more than one (1) for-profit business corporation which does not compete with the Company.

     1.3. Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $285,000, payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary shall be reviewed annually for appropriate adjustment (but shall not be reduced below that in effect on during the prior annual period without Executive's prior written consent) by the Company's President, Chief Executive Officer and Board of Directors (the "Board") pursuant to normal performance review policies for senior level executives (but in the sole discretion of such reviewing parties).

     1.4. Retirement and Benefit Coverages. During the Employment Term, Executive shall be entitled to participate in all (a) employee pension and retirement plans and programs

("Retirement Plans") and (b) welfare benefit plans and programs ("Benefit Coverages"), in each case made available to the Company's senior level executives as a group or to its employees generally, as such Retirement Plans or Benefit Coverages may be in effect from time to time.

     1.5. Reimbursement of Expenses and Dues; Vacation; Perquisites. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to five (5) weeks of vacation annually and holidays in accordance with the Company's normal personnel policies for senior level executives in effect from time to time. In addition, Executive shall be entitled to (i) such professional tax, financial and estate planning services as the Company provides for its senior level executives, (ii) such indemnification for authorized actions incident to his responsibilities for the Company as is generally provided to senior level executives of the Company from time to time, (iii) relocation benefits at the maximum level provided under the Company's Salaried Exempt Relocation Policy, and (iv) payment for reasonable legal fees and expenses not in excess of $2,000 attendant to the preparation of this Agreement.

     1.6. Short-Term Incentive Compensation. Executive shall be entitled to participate in the Company's Key Management Incentive Compensation Plan or any other short-term incentive compensation programs established by the Company for its senior level executives generally, and shall be eligible to receive such short-term incentive compensation, depending upon achievement of certain annual individual or business performance objectives specified and approved by the Board (or a Committee thereof) in its sole discretion and as otherwise determined in accordance with the terms of such plan(s) or program(s); provided, however, that Executive's "target opportunity" under any such plan or program shall be at least 40% of Executive's Base Salary (as determined in accordance with the terms of such plan(s) or program(s)), and Executive shall be entitled to a payment for 1998 under the Company's Key Management Incentive Compensation Plan of not less than $47,500.

     1.7. Long-Term Incentive Compensation. Executive shall be entitled to participate in the Company's 1993 Long-Term Incentive Plan or any other long-term incentive compensation programs established by the Company for its senior level executives generally. As of the Effective Date, Executive shall be granted options to purchase 30,000 shares of the Company's Class B Common Stock, which options shall vest and become exercisable in three equal installments on each of the first three anniversaries of the Effective Date.

     2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how," customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, manufacturing processes and equipment, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Company's Chief Executive Officer, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company's President or Chief Executive Officer, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession.

     3.  Non-Competition; Non-Solicitation; No Unfavorable Publicity;
Cooperation.

          (a) During Executive's employment by the Company and for a period of one year after Executive's termination of employment under Section 5.5 of this Agreement, within the "Geographic Area," as defined below, Executive will not, except with the prior written consent of the Company's Chief Executive Officer, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in making, producing, manufacturing or finishing steel products that are in direct competition with steel products made, produced, manufactured or finished by the Company. For the purposes of this Section, "Geographic Area" shall mean the continental United States; provided, however, that if any court of competent jurisdiction determines that the Geographic Area is too extensive to require enforcement of this Subsection 3(a), the Geographic Area shall be the portion of the United States east of the Mississippi River (or the largest other such portion of the United States that such court deems not too extensive to require enforcement of this Subsection 3(a)).

          (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the

Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing.

          (c) Executive further covenants and agrees that during Executive's employment by the Company and for the period of one year thereafter, Executive will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's customers, or (ii) encourage any customer to reduce its patronage of the Company.

          (d) Executive further covenants and agrees that during Executive's employment by the Company and for the period of one year thereafter, Executive will not, except with the prior written consent of the Company's Chief Executive Officer, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

          (e) During the Employment Term and subsequent to Executive's termination of employment with the Company, Executive agrees not to make any negative or unfavorable statements or communications, and not to issue any written communications or release any other written materials which would in any way be (i) derogatory, defamatory or disparaging about the Company or its products, or (ii) damaging to the Company, its officers, directors or affiliates, or its or their reputation or standing, whether in the investor or financial community, the steel industry or otherwise. Also, during the Employment Term and subsequent to Executive's termination of employment with the Company, the Company agrees not to make any negative or unfavorable statements or communications, and not to issue any written communications or release any other written materials which would in any way be (i) derogatory, defamatory or disparaging about the Executive or (ii) damaging to the Executive or his reputation or standing, whether in the investor or financial community, the steel industry or otherwise.

          (f) Executive agrees to cooperate with the Company for a reasonable period of time after the Employment Term by making himself available to testify on behalf of the Company, in any action, suit or proceeding. In addition, provided that Executive's professional commitments permit, for a reasonable period of time, Executive agrees to be available at reasonable times to meet and consult with the Company on matters reasonably within the scope of his prior duties with the Company so as to facilitate a transition to his successor. Executive shall be reimbursed for all out-of-pocket expenses reasonably incurred in complying with this provision of the Agreement.

     4.  Equitable Relief and Damages.

          (a) The parties acknowledge and agree that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, and legitimate interests and reputation of the Executive, and that the parties would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company and the Executive should either party breach any of the provisions of those Sections. Executive represents and acknowledges that
(i) Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel.

          (b) The parties further acknowledge and agree that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. The Company and the Executive agree that the other party shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and the Executive may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

          (c) If Executive breaches any of Executive's obligations under Sections 2 or 3 hereof, and such breach constitutes "Cause," as defined in
Section 5.3 hereof, or would constitute Cause if it had occurred during the Employment Term, the Company shall thereafter remain obligated only for such compensation and other benefits, if any, as may otherwise be required by any plans, policies or practices then applicable to Executive in accordance with the terms thereof, and not for any compensation or other benefits under this Agreement.

          (d) The parties irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including without limitation, any action commenced by the Company or the Executive for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Northern District of Indiana, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Indiana, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which the parties may have to the laying of venue of any such suit, action or proceeding in any such court.

     5. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

     5.1. Disability. The Company may terminate the Employment Term if Executive is unable substantially to perform Executive's material duties and responsibilities hereunder to the full extent required by the Company's President or Chief Executive Officer by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months; provided, however, that the Company shall continue to pay Executive's Base Salary and Executive shall continue to maintain full participation in the Retirement Plans, Benefit Coverages, perquisites and compensation provided in Sections 1.4-1.7 herein until the effective date of termination of the Employment Term. If the Company terminates the Employment Term, Executive shall be entitled to receive (i) any amounts earned, accrued or owing but not yet paid under Section 1 above, and (ii) any other benefits, if any, otherwise required by any applicable plans and programs (or related agreements) of the Company referred to in Section 1 above. Otherwise, the Company shall have no further liability or obligation to Executive for compensation or benefits under this Agreement. Executive agrees, in the event of a dispute under this Section 5.1 as to whether Executive is disabled, the determination of disability shall be made by a board certified physician agreed upon by the Company and the Executive or, if the parties cannot agree within a reasonable period of time, by a board certified physician appointed by the Chief of Medicine of Memorial Hospital in South Bend, Indiana.

     5.2. Death. The Employment Term shall terminate in the event of Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of Executive's Base Salary set forth in Section 1.3 hereof for the month in which Executive dies. In addition, Executive's estate or other appropriate beneficiary (as designated by Executive in accordance with the terms of any applicable benefit plans or programs of the Company) shall be entitled to receive (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above and (ii) any other benefits, all in accordance with the terms of any applicable plans and programs (or related agreements) of the Company referred to in Section 1 above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

     5.3. Cause. The Company may terminate the Employment Term, at any time, for "Cause" upon written notice, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already earned by reason of services actually performed, but Executive shall remain entitled to any other benefits, if any, otherwise required by any applicable plans and programs (or related agreements) of the Company referred to in Section 1 above. For purposes of this Agreement, Executive's employment may be terminated for "Cause" if (i) Executive is convicted of a felony, (ii) in the reasonable determination of the Board, Executive has (x) committed an act of fraud, embezzlement, or theft in connection with Executive's duties in the course of Executive's employment with the Company, (y) caused intentional damage or harm to the property, business or reputation of the Company, or intentionally disclosed Confidential Information in breach of this Agreement, or (z) engaged in gross misconduct or gross negligence in the course of Executive's employment with the Company, or (iii) Executive has otherwise materially breached Executive's obligations under this Agreement and shall not have remedied such breach within 15 days after receiving written notice from the Board specifying the details thereof. For purposes of this Agreement, an act or omission on the part of Executive shall be deemed "intentional" only if it was not due primarily to an error in judgment or negligence and was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

     5.4.  Termination Without Cause and Constructive Discharge.

          (a) The Company may remove Executive at any time, without Cause, from the position in which Executive is employed hereunder, or Executive may terminate employment with the Company at any time under circumstances comprising Constructive Discharge, as defined in this Section 5.4, and in either such case the Employment Term shall be deemed to have ended, by written notice to the other party. If such notice is given by the Company to Executive before June 1, 2000, the Employment Term shall end no earlier than the 60th day following the date such notice is given. If such notice is given by Executive, the Employment Term shall end on the date such notice is given. In the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and, subject to the provisions of Section 3 hereof, shall be allowed to seek other employment. Upon any such termination by the Company or Executive, or if this Agreement terminates on July 31, 2000, or at the end of any subsequent period for which this Agreement has been extended, solely because of the Company's refusal to extend this Agreement, Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Executive, (i) a single sum payment in cash, within 30 days after the end of the Employment Term, in the amount of Executive's annual Base Salary as of the last day of the Employment Term; (ii) executive level outplacement services for a period not to exceed 12 months rendered by a career transition assistance firm selected by the Executive and acceptable to the Company; and (iii) continued participation for Executive and Executive's eligible dependents in the Company sponsored health care plan in which Executive participated on the last day of the Employment Term, for a period of 12 months or, if earlier, until Executive becomes covered under a group health care plan sponsored by another employer, under equivalent terms and at substantially the same cost that would have applied to Executive if the Employment Term had not ended. Such continued health care coverage shall not reduce the period of health care continuation coverage to which Executive would otherwise be entitled under applicable federal law. If such Company sponsored health care plan does not by its terms allow Executive's participation or continued participation, the Company shall obtain and pay all premiums for insurance coverage on behalf of Executive and/or Executive's eligible dependents that provides equivalent benefits as provided under such Company sponsored health care plan or, at the Company's election, shall provide such benefits from its own assets. Notwithstanding anything in this Agreement to the contrary, on or after the date Executive attains age 65, no action by the Company shall be treated as a removal from employment, refusal to extend this Agreement, or Constructive Discharge if on the effective date of such action Executive satisfies all of the requirements for the executive or high policy-making exception to applicable provisions of state and federal age discrimination legislation.

          (b) Notwithstanding the provisions of Section 5.4(a) (other than the last sentence), in the event that Executive executes a written release upon such removal, refusal to extend this Agreement, or Constructive Discharge, substantially in the form attached hereto as Exhibit A (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the

Company in which Executive participated and under which Executive has accrued a benefit), or the termination thereof, Executive shall be entitled to receive, in lieu of the payment described in Section 5.4(a)(i), which Executive agrees to waive, a single sum payment in cash, within 30 days after the end of the Employment Term, equal to twice the amount of Executive's annual Base Salary as of the last day of the Employment Term.

          (c) The term "Constructive Discharge" means a termination of the Executive's employment by the Executive due to (i) a failure of the Company or its successors without the prior written consent of the Executive to fulfill the obligations under this Agreement in any material respect, including any non-payment or reduction in the Base Salary or "target opportunity" (as described in Section 1.6) then in effect, or removal from eligibility to participate in the Company's long term incentive compensation program (as described in Section 1.7) then in effect; provided, however, that the Company shall have had written notice of such failure and a 15 day opportunity to remedy same, (ii) a material change in Executive's duties, responsibilities or authority, without Executive's prior written consent, that is inconsistent with Executor's skills and experience, (iii) relocation of Executive's principal worksite, without Executive's prior written consent, other than in connection with relocation of the Company's corporate headquarters or executive offices, or (iv) failure or refusal by any successor to all or substantially all of the business or assets of the Company to expressly assume this Agreement in form and substance reasonably satisfactory to Executive..

     5.5. Voluntary Termination. Executive may voluntarily terminate the Employment Term under circumstances that do not comprise Constructive Discharge, upon written notice for any reason, and the Employment Term shall end on the date such notice is given. In such event, no further payments shall be due under this Agreement, except for Base Salary to the extent already earned by reason of services actually performed, and benefits, if any, otherwise required by any applicable plans and programs (or related agreements) of the Company referred to in Section 1 above.

     6.  Payments Upon a Change of Control.

     6.1. Definitions. For all purposes of this Section 6, the following terms shall have the meanings specified in this Section 6.1 unless the context otherwise clearly requires:

          (a) "Change of Control." For purposes of this Agreement, a "Change of Control" shall mean:

               (i) (A) If any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") acquires (by purchase, tender offer or otherwise) or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") and
(B) NKK Corporation ceases to be the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of all the then Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of
Control: (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (2) any acquisition by any entity pursuant to a transaction which complies with each of clauses (A), (B) and (C) of paragraph (iii) of this Subsection (a).

               (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

               (iii) Consummation of a reorganization, recapitalization, merger, acquisition of securities or assets by the Company or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock (in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, the Company or a corporation which as a result of such transaction owns the

Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least two-thirds of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (b) "Termination upon a Change of Control" shall mean a termination of Executive's employment under Section 5.4 of this Agreement upon or within two years after a Change of Control.

     6.2. Notice of Termination. Any Termination upon a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice).

     6.3. Compensation and Benefits. In no event following a Change of Control shall the Company provide Executive with compensation or benefits, in each case, less favorable than the most favorable of those provided under Sections 1.3-1.7 of this Agreement at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to Executive, those provided generally at any time after the Change of Control to other peer executives of the Company.

     6.4.  Payments and Benefits upon Termination.  Subject to the provisions of
Section 6.5 hereof, in the event of Executive's Termination upon a Change of Control, Executive shall be entitled to receive (a) payments and benefits in accordance with Section 5.4 of this Agreement, provided that such payments shall include an additional amount equal to (i) in the case of payments otherwise due under Subsection 5.4(a), the greater of (A) the average annual amount paid to Executive under Section 1.6 of this Agreement for years prior to the year in which Executive's Termination upon a Change of Control occurs or (B) Executive's most recent "Target Bonus Percentage" (as determined under the Key Management Incentive Compensation Plan) multiplied by his Base Salary as of the date of his Termination upon a Change of Control, or (ii) in the case of payments otherwise due under Subsection 5.4(b), two times the amount determined under the preceding clause (i); and (b) within 30 days after Executive's Termination upon a Change of Control, a single sum payment in cash in the amount of the actuarially equivalent value (based on the 1994 Group Annuitants Mortality Table and the annual rate of interest on 30-year Treasury securities for the second calendar month preceding the Executive's Termination upon a Change of Control) of any nonqualified unfunded retirement benefits to which Executive is entitled under any plan, program or arrangement of the Company, acceptance of which single sum payment shall constitute Executive's waiver of any claim or entitlement to benefits under any such plan, program or arrangement.

     6.5.  Certain Increase in Payments.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive from the Payment and the Gross-Up Payment, after deduction of any excise tax imposed under Section 4999 of the Code and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment.
For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of Executive's Termination upon a Change of Control, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (b) All determinations to be made under this Section 6.5 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the date of Executive's Termination upon a Change of Control. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts, if any, as are then due to Executive under this Agreement.

          (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company.

     7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     8. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Mishawaka, Indiana, in accordance with National Rules for the Resolution of

Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for the pro-rated portion of all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration as may be related to such issue (including the Company's and Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

     9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

          Senior Vice President - Administration
          National Steel Corporation
          4100 Edison Lakes Parkway

          Mishawaka, Indiana 46545-3440


     If to Executive, to:

          Glenn H. Gage
          11 Stoneridge Drive
          South Barrington, IL 60010

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     10.  Contents of Agreement; Amendment and Assignment.

          (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this

Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

     11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     13. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of

Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

     14. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     15. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

     16. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Indiana without giving effect to any conflict of laws provisions.

     17. Construction The Company and the Executive acknowledge that this Agreement was the result of arm's-length negotiations between sophisticated parties represented by legal counsel. Each and every portion of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                  NATIONAL STEEL CORPORATION


_______________________           By:_________________________
GLENN H. GAGE                     Name: David A. Pryzbylski
                                  Title: Senior Vice President - Administration

                                   EXHIBIT A

                                    RELEASE
                                    -------


     This Release, dated ___________________________________, is by ____________
__________ ("Executive").

     1. Executive does hereby knowingly and voluntarily release, acquit and forever discharge National Steel Corporation (the "Company"), its present and former officers, directors, subsidiaries, divisions, parents, affiliates, employees, agents, servants, associates, attorneys, accountants, auditors, consultants, counselors, partners, representatives, predecessors, successors, heirs, executors, administrators, transferees, trustees, assigns, shareholders (including without limitation NKK Corporation, NKK U.S.A. Corporation and their respective directors, officers, employees, trustees and shareholders), and any and all persons in privity with such persons or entities ("Releasees"), from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, contracts, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which exist, have existed, or may arise from any matter whatsoever occurring at any time up to and including the date hereof, including, but not limited to, any claims arising out of or in any way related to Executive's employment with the Company. Executive acknowledges that, in exchange for this Release, the Company is providing Executive with consideration, financial and otherwise, which exceeds what Executive would have received had Executive not given this release. By executing this Release, Executive waives all claims against the Releasees arising under federal, state and local labor and anti-discrimination laws and any other restrictions on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and claims for breach of contract, promissory estoppel, defamation, tortious interference, intentional infliction of emotional distress, tortious injury to reputation, misrepresentation and fraud.

     2. EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASEES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS RELEASE REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. (S) 621 et seq. ("ADEA"). EXECUTIVE FURTHER AGREES: (a) THAT EXECUTIVE'S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS' BENEFIT PROTECTION ACT OF 1990; (b) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (c) THAT PAYMENTS AND OTHER BENEFITS PROVIDED BY THE COMPANY TO THE EXECUTIVE WOULD NOT HAVE BEEN PROVIDED HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (d) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (e) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (f) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE'S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE

TO_______________________________________________; AND (g) IF EXECUTIVE CHOOSES
TO REVOKE THIS RELEASE, THE COMPANY SHALL HAVE NO OBLIGATION TO PROVIDE EXECUTIVE THE BENEFITS SET FORTH IN THE SETTLEMENT AGREEMENT.

     3. Executive agrees that he will not commence any action or proceeding of any nature whatsoever against any Releasee, and that he will not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his behalf, arising out of the matters released by Executive under this Release.

                                      _____________________________